Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

To Nordic Realty Trust, Inc. (the “Company”):

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to the references in the Company’s Registration Statement on Form S-11 (the “Registration Statement”), any amendments thereto, and any related registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act, which indicate that I have accepted a nomination to become an independent director of the Company and include my biographical information. I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated:   October 6, 2015

/s/ Stanton D. Anderson
Name: Stanton D. Anderson
Independent Director Nominee